 [GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE

CONTACTS:
Nu Skin Enterprises
Charles Allen (investors)
(801) 345-6110
Larry Macfarlane (media)
(801) 345-2112

NU SKIN ENTERPRISES REPORTS FIRST QUARTER FINANCIAL RESULTS

PROVO, Utah-- April 22, 2003-- Nu Skin Enterprises, Inc. (NYSE: NUS) today reported revenue of $219.6 million and earnings per share of $0.16 for the first quarter ended March 31, 2003.

Financial Results

        First quarter revenue was up 2 percent to $219.6 million compared to $216.1 million for the first quarter of 2002. Revenue was down 4 percent for the quarter excluding the impact of foreign currency translation. Net income and earnings per share were even with prior year results at $12.8 million and $0.16, respectively.

        “We are pleased that we met our earnings target for the quarter,” stated Steven J. Lund, chief executive officer. “Several factors contributed to weaker than anticipated revenue, but we improved gross margin and controlled overhead expenses to protect earnings. Expanded retail operations in China during the quarter attracted the attention of many distributor leaders from around the world. Distributor activity away from home markets negatively impacted first quarter revenue, but this investment of energy should positively affect future results as our China business continues to grow.”

        “We also expected a stronger distributor response to our marketing efforts in March, particularly in Japan,” Mr. Lund continued. “We believe that we are seeing the impact of weak economic conditions in Japan. In addition, although it is difficult to quantify the impact on our business, we believe global concerns such as SARS and geo-political conflicts also negatively impacted revenue at the end of the quarter. In spite of these factors that hindered revenue growth, we are encouraged by the continued improvement in gross margin, which is related to the strategic shift in our product mix and our ability to control expenses, which allowed us to post solid earnings during the quarter.”

Regional Highlights

North Asia. Revenue was up 3 percent in the North Asia region during the first quarter, but down 7

- more -

Nu Skin Enterprises
April 22, 2003

percent excluding the impact of foreign currency translation. Local currency revenue was down 6 percent in Japan and down 14 percent in South Korea. Revenue in South Korea was negatively impacted primarily by recent economic issues.

Southeast Asia. Revenue in the Southeast Asia region, which included $3.9 million from China, was up 4 percent. Excluding the impact of foreign currency translation, revenue was up 2 percent. Several markets posted impressive year-over-year revenue gains. In local currency, Thailand revenue increased 83 percent, Hong Kong revenue was up 11 percent, Australia and New Zealand combined were up 28 percent, and Taiwan posted 4 percent revenue growth. Singapore and Malaysia, both opened within the last two years, experienced a combined revenue decline of 40 percent due to several factors, including the opening of China and competitive pressures.

North America. Nu Skin and Pharmanex revenue was up 17 percent in the United States during the quarter. This increase was offset by a 35 percent decline in Big Planet revenue as the company focuses on higher margin products, which resulted in overall revenue in the North America region being down 11 percent in the first quarter. The Pharmanex® BioPhotonic Scanner, a non-invasive tool used to measure carotenoid antioxidant levels in skin, is creating positive results in the United States, generating a 30 percent increase in sales of LifePak®, the company’s flagship nutrition product, and notable increases in distributor sponsorship and executive qualification. Thirty beta scanners were in use by distributor leaders in the United States during the last six weeks of the quarter.

Other Markets. Revenue from Europe and Latin America was up 22 percent. Revenue in Europe reached a record-level $7.6 million in the first quarter.

Division Results

Nu Skin. The company’s personal care revenue was up 2 percent to $105.5 million and down 4 percent globally excluding the impact of foreign currency translation. In March, Tru Face™ Essence, which features Ethocyn™, an ingredient that promotes elasticity and firmness in the skin, was launched in Japan. Initial demand for this advanced skin treatment has been strong, and Nu Skin plans to introduce this product into Taiwan and South Korea over the next several months.

- more

Nu Skin Enterprises
April 22, 2003

Pharmanex. Revenue was up 5 percent during the first quarter to $102.6 million and down 2 percent globally excluding the impact of foreign currency translation. The company is focused on increasing Pharmanex automatic delivery orders, which increase distributor retention and productivity. In the United States, distributor leaders are successfully leveraging the BioPhotonic Scanner to promote the sale of Pharmanex products. In the United States, automated orders increased by 23 percent and accounted for 39 percent of Pharmanex revenue for the quarter.

Big Planet. Revenue from Big Planet was down 22 percent during the quarter to $11.6 million. A decline in revenue from low margin Big Planet® products and services in the United States offset an increase in revenue from higher-margin Big Planet products in international markets.

Operational Performance

        During the quarter, gross margin improved 150 basis points to 81.1 percent due to a strategic shift toward higher margin product categories and favorable movement in foreign currency exchange rates. Distributor incentives were 40.1 percent of revenue, an increase from 2002 results, but slightly down sequentially. Significant costs associated with the Japan distributor convention and the opening of China during the first quarter contributed to the increase in selling, general and administrative expenses, which represented 32.0 percent of revenue. As a result, operating margin for the quarter was 9.0 percent.

        During the quarter the company paid dividends of $5.6 million and repurchased a total of $5.9 million of the company’s stock.

Outlook

        “Our revenue growth in 2002 was driven primarily by distributor enthusiasm for expanded operations in China, as well as by the prospect of new products and sales tools,” explained Truman Hunt, president. “These factors will continue to be our platforms for growth in our top three geographic priorities: Japan, the United States and China.”

        “Our top priority is to maintain a vibrant business in Japan, our largest market,” Mr. Hunt continued. “New products and programs introduced at the March distributor convention in Japan will roll out during the next several months. ReishiMax GLp, a powerful product that protects the body’s immune system, will be introduced in June. This product began selling in the United States and Taiwan last fall and has quickly become a leading seller. In addition, the significant interest being generated in the U.S. by the Pharmanex BioPhotonic Scanner bodes well for the potential impact of this tool in other

- more -

Nu Skin Enterprises
April 22, 2003

markets. We plan to have a few scanners in our Japan distributor support centers by the third quarter of 2003. In addition to these Pharmanex initiatives, we are encouraged by initial demand for Nu Skin Tru Face Essence. We expect these new products, as well as new programs designed to promote distributor leadership and development, to positively impact Japan."

        “We believe that the U.S. market holds great potential for growth,” Mr. Hunt continued. “The United States has become the largest direct selling market in the world. Compelling new products and the Pharmanex BioPhotonic Scanner are generating solid distributor activity in the U.S. For the first time, with the BioPhotonic Scanner, consumers can easily monitor the impact of regular supplementation and healthy diets. We are seeing encouraging interest among our distributors in using the scanner as a business building tool. We only had approximately 30 units in use during March, but we are ramping up production for distribution in the second quarter.”

        “We continue to be optimistic about the potential of China. Our goal is to make China one of our top three markets within three years. We are encouraged by solid revenue growth in March over February. We are also encouraged by the progress we are making in helping regulators understand our business model. We anticipate that China will contribute $20 to $30 million in revenue in 2003 and will be operating on a breakeven basis by the end of the year,” Mr. Hunt concluded.

        “We continue to improve profitability,” stated Ritch Wood, chief financial officer. “We are transitioning most of our Big Planet telecommunications business from a “provider” to an “agency” relationship. We are also selling our Professional Employee Organization we have operated through Big Planet. These decisions will increase our consolidated gross margin by approximately 100 basis points and improve operating margin by 20 basis points. However, these steps will negatively impact Big Planet and, consequently, company revenue by $15 to $20 million during the remainder of the year.

        “Although we expect growth in most of our markets, the planned loss of Big Planet revenue along with softness in the first quarter in North Asia lead us to model 2003 revenue being essentially even with 2002 results. Nevertheless, by improving our product mix and SG&A levels even at this level of revenue we should generate earnings per share growth of 6 to 10 percent in 2003. We also expect second quarter revenue to increase 4 to 7 percent sequentially, generating earnings per share of $0.19 to $0.21,” Mr. Wood concluded.

        The company will host a webcast to discuss first quarter financial results today at 4:30 p.m. (EDT). You can listen to the webcast at www.nuskinenterprises.com.

more -

Nu Skin Enterprises
April 22, 2003

The Company

        Nu Skin Enterprises, Inc. is a global direct selling company operating in more than 30 markets throughout Asia, the Americas and Europe. The company markets premium quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and business service and home-care products under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol "NUS."

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements that represent the company's current expectations and beliefs, including, among other things: (i) planned initiatives including the rollout of the Pharmanex® BioPhonotic Scanner; (ii) expectations that revenue in China will be $20 million to $30 million; (iii) financial projections for the year including the anticipation that revenue in 2003 will be relatively even with revenue in 2002 and earnings per share will increase 6 percent to 10 percent in 2003; and (iv) the outlook for the second quarter. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) risks that could adversely impact the company's operations or financial results in Japan, including any continuation or increase in the impact of negative market conditions on the company's business, material decreases in executive level and active distributors, adverse changes in exchange rates, or the company's failure to execute effective initiatives in this market; (b) regulatory risks associated with the company’s operations in China; (c) Based upon communication from an FDA staff member, risk that a regulatory agency may conclude that the Pharmanex BioPhotonic Scanner is a medical device, which could delay or inhibit our use of the scanner until registration is secured; (d) risks of delays or other problems associated with the completion of the final design and mass production of the Pharmanex Biophotonic Scanner; (e) uncertainty regarding the future impact of SARS and geo-political events on the company’s operations, particularly in Asia; (f) uncertainty regarding the ability of the company to successfully expand operations in China through a retail business model and the level to which China operations will distract attention of distributors from other markets; (g) any failure of planned initiatives to generate interest among distributors and generate sponsoring and selling activities on a sustained basis; (h) adverse publicity related to the company's business, products or industry; and (i) continued competitive pressures in the company's markets. The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company's most recent Form 10-K and Form 10-Q. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

- financial tables follow -

Nu Skin Enterprises
April 22, 2003

Nu Skin Enterprises, Inc.
Consolidated Statements of Income
For the First Quarters Ended March 31, 2003 and 2002
(in thousands, except per share amounts)

	2003	2002
Revenue:
North Asia	$ 135,294	$ 131,245
Southeast Asia	44,955	43,157
North America	31,262	35,023
Other	8,121	6,654

Total revenue	219,632	216,079

Cost of sales	41,609	44,084

Gross margin	178,023	171,995

Operating expenses:
Distributor incentives	88,036	82,833
Selling, general and administrative	70,273	68,689

Total operating expenses	158,309	151,522

Operating income	19,714	20,473

Other income (expense), net	576	(9)

Income before provision for income taxes	20,290	20,464
Provision for income taxes	7,507	7,572

Net income	$ 12,783	$ 12,892

Net income per share:
Basic	$ 0.16	$ 0.16
Diluted	$ 0.16	$ 0.16

Weighted average number of shares outstanding:
Basic	80,790	82,389
Diluted	82,207	83,167

- more -

Nu Skin Enterprises
April 22, 2003

Nu Skin Enterprises, Inc.
Consolidated Balance Sheets
(in thousands)

	March 31, 2003	December 31, 2002
ASSETS
Current assets
Cash and cash equivalents	$ 103,867	$ 120,341
Accounts receivable	16,680	18,914
Related parties receivable	568	562
Inventories, net	91,790	88,306
Prepaid expenses and other	49,055	48,316

	261,960	276,439

Property and equipment, net	56,763	55,342
Goodwill	118,768	118,768
Other intangible assets, net	68,487	69,181
Other assets	92,807	92,108

Total assets	$ 598,785	$ 611,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 22,318	$ 17,992
Accrued expenses	55,213	77,653
Related parties payable	145	155

	77,676	95,800

Long-term debt	82,105	81,732
Other liabilities	51,428	47,820

Total liabilities	211,209	225,352

Stockholders’ equity
Class A common stock	36	36
Class B common stock	44	45
Additional paid-in capital	66,740	69,803
Accumulated other comprehensive loss	(68,987)	(68,988)
Retained earnings	392,726	385,590
Deferred compensation	(2,983)	—

	387,576	386,486

Total liabilities and stockholders’ equity	$ 598,785	$ 611,838

Nu Skin Enterprises, Inc.
Distributor Growth by Market

	As of March 31, 2003		As of March 31, 2002		% Increase (Decrease)
	Active	Executive	Active	Executive	Active	Executive
North Asia	296,000	16,601	311,000	17,727	(4.8%)	(6.4%)
Southeast Asia*	159,000	5,850	138,000	4,992	15.2%	17.2%
North America	71,000	2,662	75,000	2,331	(5.3%)	14.2%
Other	31,000	1,063	26,000	1,028	19.2%	3.4%

Total	557,000	26,176	550,000	26,078	1.3%	0.4%

*Following the opening of 100 retail stores in China 2003, active distributors include 31,000 preferred customers and executive distributors include 446 employed, full-time sales representatives.